Exhibit 99.1

LYDALL ANNOUNCES FINANCIAL RESULTS

FOR THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2006

MANCHESTER, CT – October 27, 2006 — LYDALL, INC. (NYSE: LDL) today announced financial results for the third quarter and nine months ended September 30, 2006.

Net sales for the third quarter ended September 30, 2006 were $80.1 million compared with $75.0 million for the same period in 2005. Net income for the quarter was $3.7 million, or $.23 per diluted share, compared with $1.4 million, or $.08 per diluted share, for the third quarter of 2005. The third quarter of 2006 includes income tax benefits of approximately $.08 per diluted share. Year-to-date earnings per share increased to $.50 per diluted share on net sales of $245.8 million from $.25 per diluted share on net sales of $229.0 million for the nine months ended September 30, 2005. Net income for the nine months ended September 30, 2006 was $8.1 million compared with $4.1 million for the comparable period in 2005.

Gross margin percentage on net sales for the third quarter of 2006 was 22.0 percent compared with 22.2 percent for the same quarter of 2005. Gross margin improvement by the Filtration/Separation Segment and other products and services during the quarter was offset by lower gross margin performance by the Thermal/Acoustical Segment.

Selling, product development and administrative expenses were $13.6 million, or 16.9 percent of net sales, for the third quarter ended September 30, 2006 compared with $14.5 million, or 19.4 percent, for the same quarter of 2005. Severance costs, which were recorded in corporate office expenses, were $0.8 million lower in the third quarter of 2006 compared with the same quarter last year. Also, benefit plan expense was $0.3 million lower as a result of previously announced changes to the Company’s benefit plans. Incentive compensation expense was $0.2 million higher in the current quarter compared with the same period in 2005.

The Company’s effective tax rate for the three months ended September 30, 2006 and 2005 was 2.6 percent and 19.6 percent, respectively. During the current quarter, the Company recorded a tax benefit of $1.2 million to reduce its tax liabilities. The benefit related to the completion of certain tax audits during the quarter and additional tax benefits identified during the preparation of the Company’s 2005 tax returns. This third-quarter adjustment contributed to reducing the Company’s effective tax rate to 24.8 percent for the nine months ended September 30, 2006 from 36.9 percent for the six months ended June 30, 2006.

Net cash provided by operating activities was $10.5 million for the third quarter of 2006 compared with $0.8 million in the third quarter of 2005.

David Freeman, President and Chief Executive Officer, commented, “We made solid progress in the quarter. Sales increased by nearly 7 percent despite a slower automotive market, and operating income as a percent of net sales improved by 220 basis points. We benefited from savings and operating efficiency improvements as a result of our ongoing Lean Six Sigma program, and we look forward to continued benefits from the many projects currently underway. New product sales, particularly of passive thermal and filtration products, were also a factor in the quarter reinforcing our focus on providing unique, value added offerings to our customers.

“In addition, we continued to focus on working capital management. We have made good progress towards our goal of reducing cash cycle days (average days of inventory plus average days of receivables minus average days of payables). Results of operations, lower cash cycle days, and containing our capital expenditures have allowed the Company to reduce debt by over $17 million since the beginning of the year.”

Segment Information

Thermal/Acoustical – For the third quarter of 2006, Thermal/Acoustical Segment net sales were $54.1 million compared with $51.4 million for the third quarter of 2005. Excluding the favorable impact of foreign currency translation, segment net sales increased by $1.9 million in the current quarter. The increase in segment net sales compared with the same quarter last year was primarily attributable to higher sales of passive thermal products, particularly products for applications relating to heating, ventilating and air conditioning systems, appliances, and hearths. This increase was partially offset by lower active thermal sales. Automotive sales were flat during the quarter after excluding the impact of foreign currency translation, as a small decrease in part sales was offset by an increase in tooling sales. Operating income decreased by $0.6 million in the current quarter compared with the same quarter of 2005. This decrease in operating income was primarily due to lower sales and lower gross margin percentage from the active thermal business. Operating income for the automotive business decreased slightly during the quarter. Lower part sales combined with changes in product mix resulted in a lower gross margin percentage for the quarter. This reduction was essentially offset by lower selling, product development and administrative expenses. Passive thermal products had higher operating income primarily due to increased sales.

Filtration/Separation – Filtration/Separation Segment net sales were $18.9 million in the current quarter compared with $17.0 million in the same period last year. Excluding the favorable impact of foreign currency translation, segment net sales increased by $1.6 million in the current quarter. Higher liquid filtration media sales combined with increased sales of Vital Fluids’ bio-processing and OEM products contributed to the sales growth in the quarter. Operating income was $2.0 million for the third quarter of 2006 compared with $0.9 million for the comparable quarter of 2005. Operating income was positively impacted by higher sales as well as improved gross margin performance during the current quarter.

Conference Call

Lydall will host a conference call today at 10:00 a.m. EDT to discuss its third quarter ended September 30, 2006 results as well as general matters related to its businesses and markets. The call may be accessed in a listen-only mode at 800-289-0479 and will be webcast live on the Company’s web site www.lydall.com under the Investor Relations’ section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, and Germany and sales offices in the U.S., Europe, and Asia, focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets.

Cautionary Note Concerning Factors That May Affect Future Results

Stockholders are referred to Lydall’s 2005 Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Affect Future Results,” and “Risk Factors” which outline certain risks regarding the Company’s forward-looking statements. Such risks include, among others: a major downturn of the automotive market, which accounted for approximately 52 percent of Lydall’s 2006 year-to-date sales, dependence on large customers, pricing for automotive products, unforeseen changes in raw material pricing and supply, specifically, aluminum and other metals used in most of the Company’s heat-shield products and various fibers used in thermal/acoustical and filtration/separation products. In addition, increases in energy pricing, inherent risks at international operations, the timing and performance of new-product introductions, and compliance with environmental laws and regulations can impact Lydall’s projected results. For further details on these risks and other pertinent information on Lydall, copies of the Company’s Forms 10-K, 10-Q and 8-K are available on Lydall’s web site, www.lydall.com. Information may also be obtained from the Company Contact: Thomas P. Smith, Vice President, Chief Financial Officer and Treasurer, at One Colonial Road, Manchester, CT 06042; Telephone 860-646-1233, email: investor@lydall.com

Lydall, Inc. News Release	October 27, 2006

Summary of Operations

In thousands except per share data

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net sales	$80,124	$74,999	$245,757	$228,994
Cost of sales	62,498	58,334	191,353	178,938

Gross margin	17,626	16,665	54,404	50,056
Selling, product development and administrative expenses	13,570	14,517	42,536	42,626

Operating income	4,056	2,148	11,868	7,430
Interest expense	261	465	1,138	1,297
Other (income) expense, net	(24)	(15)	(41)	175

Income before income taxes	3,819	1,698	10,771	5,958
Income tax expense	101	333	2,668	1,858

Net income	$3,718	$1,365	$8,103	$4,100

Basic earnings per common share	$0.23	$0.08	$0.50	$0.26
Diluted earnings per common share	$0.23	$0.08	$0.50	$0.25

Weighted average common shares outstanding	16,168	16,096	16,148	16,075
Weighted average common shares and equivalents outstanding	16,209	16,150	16,199	16,135

Summary of Segment Information

In thousands

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net Sales

Thermal/Acoustical	$54,144	$51,448	$167,771	$155,443
Filtration/Separation	18,870	17,033	55,751	52,722
Other Products and Services	7,733	7,198	24,116	22,775
Reconciling Items	(623)	(680)	(1,881)	(1,946)

Consolidated Totals	$80,124	$74,999	$245,757	$228,994

Operating Income

Thermal/Acoustical	$4,874	$5,479	$17,752	$14,481
Filtration/Separation	1,971	940	3,772	4,760
Other Products and Services	697	387	2,296	1,695
Corporate Office Expenses	(3,486)	(4,658)	(11,952)	(13,506)

Consolidated Totals	$4,056	$2,148	$11,868	$7,430

- More -

Lydall, Inc. News Release	October 27, 2006

Financial Position

In thousands except ratio data

	September 30, 2006	December 31, 2005
	(Unaudited)
Cash and cash equivalents	$1,542	$2,162
Working capital	$53,454	$57,705
Total debt	$15,821	$33,441
Stockholders’ equity	$158,408	$143,229
Total capitalization	$174,229	$176,670
Current ratio	2.23	2.42
Total debt to total capitalization	0.09	0.19

Cash Flows

In thousands

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net cash provided by operating activities	$10,517	$785	$25,004	$8,843
Net cash used for investing activities	$(3,467)	$(3,126)	$(7,496)	$(11,809)
Net cash (used for) provided by financing activities	$(8,475)	$4,273	$(18,384)	$4,964
Depreciation and amortization	$3,781	$3,774	$11,641	$11,316
Capital expenditures	$3,467	$3,126	$7,496	$11,809

Common Stock Data

Quarter Ended September 30,

	2006	2005
High	$9.35	$9.72
Low	$8.08	$8.38
Close	$8.90	$8.93

During the third quarter of 2006, 891,700 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

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